Exhibit 10.49
LOAN AGREEMENT
Dated as of January 16, 2006
between
ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
a Delaware corporation
and
LIBERTY BANK OF ARKANSAS

LOAN AGREEMENT
     THIS LOAN AGREEMENT (the “Agreement”), dated as of January 16, 2006, is between ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), and LIBERTY BANK OF ARKANSAS, an Arkansas state chartered bank (the “Lender”).
RECITALS:
     The Borrower has requested that the Lender extend credit to the Borrower as described in this Agreement. The Lender is willing to make such credit available to the Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provision, section or recital referred to below:
          (a) “AAA” has the meaning for such term set forth in Section 11.20 of the Agreement.
          (b) “Adjusted EBITDA” means an amount equal to (i) EBITDA less (ii) taxes minus the sum of distributions, dividends and maintenance capital expenditures.
          (c) “Advance” means an advance by the Lender to the Borrower pursuant to Article II.
          (d) “Advance Request Form” means a certificate, in a form approved by the Lender, properly completed and signed by the Borrower requesting a Revolving Credit Advance.
          (e) “Affiliate” means, as to any Person, any other Person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (ii) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Lender be deemed an Affiliate of the Borrower.

          (f) “Agreement” has the meaning set forth in the Introductory Paragraph hereto, as the same may, from time to time, be amended, modified, restated, renewed, waived, supplemented, or otherwise changed, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.
          (g) “Borrowing Base” means, at any time, an amount equal to the sum of (i) eighty-five percent (85%) of the value of Eligible Accounts of which Weyerhaeuser Company (“Weyerhaeuser”) is the account debtor, (ii) eighty-five percent (85%) of the value of Eligible Accounts of which Therma-Tru Corporation (“Therma-Tru”) is the account debtor, (iii) seventy-five percent (75%) of all other Eligible Accounts, (iv) seventy-five percent (75%) of the value of Eligible Inventory that constitutes finished goods, including Eligible Inventory that is finished goods held in a Therma-Tru warehouse, and (v) fifty percent (50%) of all other Eligible Inventory.
          (h) “Borrowing Base Report” means, as of any date of preparation, a certificate setting forth the Borrowing Base (in a form acceptable to the Lender in substantially the form of Exhibit A attached hereto) prepared by and certified by the chief financial officer of the Borrower.
          (i) “Borrower” means the Person identified as such in the Introductory Paragraph hereof, and its successors and assigns.
          (j) “Business Day” has the meaning assigned to it in the Note.
          (k) “Capital Expenditure” shall mean any expenditure by a Person for (i) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (ii) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to (i) or (ii) above.
          (l) “Capitalized Lease Obligation” shall mean the amount of Debt under a lease of Property by a Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.
          (m) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.
          (n) “Collateral” has the meaning for such term set forth in Section 4.1 of this Agreement.
          (o) “Commitment” means the obligation of the Lender to make Revolving Credit Advances pursuant to Section 2.1 in an aggregate principal amount at any time outstanding up to but not exceeding Fifteen Million and no/100 Dollars ($15,000,000.00), subject, however, to termination pursuant to Section 10.2.

          (p) “Compliance Certificate” means a certificate, substantially in the form of Exhibit B attached hereto, prepared by and executed by the chief financial officer of the Borrower.
          (q) “Constituent Documents” means Borrower’s articles or certificate of incorporation and bylaws.
          (r) “Consultant” means a firm or firms designated in a certificate of the Borrower which is not, and no member, stockholder, director, officer, trustee or employee of which is, an officer, director, trustee or employee of the Borrower, and which is a professional management consultant of national repute for having the skill and experience necessary to render the particular report required by the Section 9.1 herein.
          (s) “Current Maturities of Long-Term Indebtedness” shall mean, in respect of a Person and as of any applicable date of determination thereof, that portion of Long-Term Indebtedness that should be classified as current in accordance with GAAP.
          (t) “Current Ratio” means the ratio of current assets to current liabilities. For purposes of calculating the Current Ratio, Borrower may include as a current asset that certain Two Million and No/100 Dollars ($2,000,000.00) debt service reserve fund created in connection with Borrower’s bond indebtedness with Allstate Insurance Company.
          (u) “Debt” means as to any Person at any time (without duplication): (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (iv) all Capital Lease Obligations of such Person, (v) all Debt or other obligations of others Guaranteed by such Person, (vi) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (vii) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (viii) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person, (ix) any liability under a sale and leaseback transaction that is not a Capital Lease Obligation, (x) any obligation under any so called “synthetic leases”, (xi) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person, (xii) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, and (xiii) all liabilities of such Person in respect of unfunded vested benefits under any Plan.
          (v) “Debt Service Coverage Ratio” shall mean, in respect of a Person and for any period of determination, the ratio, computed on a rolling four quarter basis, of (i) Adjusted EBITDA to (ii) Current Maturities of Long-Term Indebtedness plus interest expense.

          (w) “Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.
          (x) “Default Interest Rate” has the meaning assigned to it in the Notes.
          (y) “Dispute” means any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Agreement and each other document, contract and instrument required hereby or now or hereafter delivered to Lender in connection herewith, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the foregoing documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the foregoing documents.
          (z) “Disclosure Schedule” means the schedule of the same name attached hereto.
          (aa) “Dollars” and “$” mean lawful money of the United States of America.
          (bb) “EBITDA” means an amount equal to net income plus the sum of interest, taxes, depreciation and amortization.
          (cc) “Eligible Accounts” means, at any time, all accounts receivable of the Borrower created in the ordinary course of business that are acceptable to the Lender and satisfy the following conditions:
               (i) The account complies with all applicable laws, rules, and regulations, including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;
               (ii) The account has not been outstanding for more than the lesser of (1) sixty (60) days past the date the invoice was issued or the underlying obligation was incurred and (2) thirty (30) days past the first date the account was due;
               (iii) The account does not represent a commission and the account was created in connection with (i) the sale of goods by the Borrower in the ordinary course of business and such sale has been consummated and such goods have been shipped and delivered and received by the account debtor (except for goods that are normally and ordinarily shipped by rail, and which are freight-on-board shipping point), or (ii) the performance of services by the Borrower in the ordinary course of business and such services have been completed and accepted by the account debtor;
               (iv) The account arises from an enforceable contract, the performance of which has been completed by the Borrower;
               (v) The account does not arise from the sale of any good that is on a guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis;

               (vi) The Borrower has good and indefeasible title to the account and the account is not subject to any Lien except Liens in favor of the Lender (except for any permitted liens identified on the Disclosure Schedule);
               (vii) The account does not arise out of a contract with or order from, an account debtor that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by the Borrower to the Lender in and to such account;
               (viii) The account is not subject to any setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment;
               (ix) The account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;
               (x) The account is not evidenced by chattel paper or an instrument;
               (xi) No default exists under the account by any party thereto;
               (xii) The account debtor has not returned or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose;
               (xiii) The account is not owed by an Affiliate, employee, officer, director or shareholder of the Borrower;
               (xiv) The account is payable in Dollars by the account debtor;
               (xv) The account is not owed by an account debtor whose accounts the Lender in its sole discretion has chosen to exclude from Eligible Accounts;
               (xvi) The account shall be ineligible if the account debtor is domiciled in any country other than the United States of America, Mexico, or Canada;
               (xvii) The account shall be ineligible if the account debtor is the United States of America or any department, agency, or instrumentality thereof, and the Federal Assignment of Claims Act of 1940, as amended, shall not have been complied with; and
               (xviii) The Account is otherwise acceptable in the sole good faith discretion of the Lender; provided that the Lender shall have the right to create and adjust eligibility standards and related reserves from time to time in its good faith credit judgment.
     The amount of the Eligible Accounts owed by an account debtor to the Borrower shall be reduced by the amount of all “contra accounts” and other obligations owed by the Borrower to such account debtor.

          (dd) “Eligible Inventory” means, at any time, or unless otherwise stated in this Agreement, all inventory of raw materials, work in process and finished goods then owned by (and in the possession or under the control of) the Borrower and held for sale or disposition in the ordinary course of the Borrower’s business, in which the Lender has a perfected, first priority security interest, valued at the lower of actual cost or fair market value. Except as otherwise provided in this Agreement, Eligible Inventory shall not include (i) inventory that has been shipped or delivered to a customer on consignment, a sale-or-return basis, or on the basis of any similar understanding, (ii) inventory with respect to which a claim exists disputing the Borrower’s title to or right to possession of such inventory, (iii) inventory that is not in good condition or does not comply with any applicable law, rule, or regulation or any standard imposed by any Governmental Authority with respect to its manufacture, use, or sale, (iv) inventory that is damaged, obsolete or otherwise not readily saleable, (v) inventory covered by negotiable warehouse or other document of title (unless the same is in the possession of the Lender); (vi) inventory held for rental or lease, (vii) inventory that the Lender, in its sole discretion, has determined to be unmarketable, (viii) inventory subject to third-party intellectual property agreements and (ix) inventory that requires consent of a third-party for manufacture or sale.
          (ee) “Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as the same may be amended or supplemented from time to time.
          (ff) “Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.
          (gg) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.
          (hh) “ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

          (ii) “Event of Default” has the meaning specified in Section 10.1.
          (jj) “Funded Debt” means Debt described in clauses (i), (ii), (iv), (vii), (ix), (x) and (xi) of the definition of “Debt.”
          (kk) “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.
          (ll) “Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.
          (mm) “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (ii) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
          (nn) “Guarantor” means any Person who from time to time guarantees all or any part of the Obligations, including Marjorie S. Brooks.
          (oo) “Guaranty” means a written guaranty of each Guarantor in favor of the Lender, in form and substance satisfactory to Lender, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented or otherwise changed from time to time.
          (pp) “Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.
          (qq) “Leverage Ratio” means, at any particular time, the ratio of Consolidated Liabilities to Consolidated Tangible Net Worth.
          (rr) “Liabilities” means, at any particular time, all amounts which, in conformity with GAAP, would be included as liabilities on a balance sheet of a Person.

          (ss) “Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.
          (tt) “Loan Documents” means this Agreement and all promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.
          (uu) “Long-Term Indebtedness” shall mean, in respect of a Person and as of any applicable date of determination thereof, all Debt (other than the aggregate outstanding principal balance of the Revolving Credit Note) which should be classified as “funded indebtedness” or “long term indebtedness” on a balance sheet of such Person as of such date in accordance with GAAP and Long-Term Indebtedness includes Capital Lease Obligations.
          (vv) “Maximum Lawful Rate” means, at any time, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by the Lender in accordance with applicable Arkansas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Arkansas law). The Maximum Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Lawful Rate resulting from a change in the Maximum Lawful Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Lawful Rate.
          (ww) “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.
          (xx) “Note” means any promissory note executed at any time by the Borrower and payable to the order of the Lender, as amended, renewed, replaced, extended, supplemented, consolidated, restated, modified, otherwise changed and/or increased from time to time.
          (yy) “Obligated Party” means the Guarantor or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.
          (zz) “Obligations” means all obligations, indebtedness, and liabilities of the Borrower, each Guarantor and any other Obligated Party to the Lender or Affiliates of the Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, any Swap Contract, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.
          (aaa) “Operating Lease” means any lease (other than a lease constituting a Capital Lease Obligation) of real or personal Property.
          (bbb) “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.
          (ccc) “Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.
          (ddd) “Plan” means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.
          (eee) “Principal Office” means the principal office of the Lender, presently located at 4706 South Thompson, Suite 101, Springdale, Arkansas 72764.
          (fff) “Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.
          (ggg) “Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.
          (hhh) “Related Indebtedness” has the meaning set forth in Section 11.21 of this Agreement.
          (iii) “Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.
          (jjj) “Remedial Action” means all actions required to (i) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (ii) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.
          (kkk) “Reportable Event” means any of the events set forth in Section 4043 of ERISA.

          (lll) “Revolving Credit Advance” means any Advance made by the Lender to the Borrower pursuant to Section 2.1(a) of this Agreement.
          (mmm) “Revolving Credit Note” means the promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit C hereto, and all amendments, extensions, renewals, replacements, and modifications thereof.
          (nnn) “Security Agreement” means the Security Agreement of the Borrower in favor of the Lender, in form and substance satisfactory to the Lender, as the same may be amended, restated, supplemented, modified, or changed from time to time.
          (ooo) “Security Documents” means each and every Security Agreement, Guaranty, pledge, mortgage, deed of trust or other collateral security agreement required by or delivered to the Lender from time to time to secure the Obligations or any portion thereof.
          (ppp) “Senior Funded Debt” means Funded Debt minus Subordinated Debt.
          (qqq) “Subordinated Debt” means any Debt of the Borrower (other than the Obligations) that has been subordinated to the Obligations by written agreement, in form and content satisfactory to the Lender.
          (rrr) “Subsidiary” means (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of the Subsidiaries or by the Borrower and one or more of the Subsidiaries; and (ii) any other entity (1) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of the Borrower and the Subsidiaries and (2) which is treated as a subsidiary in accordance with GAAP.
          (sss) “Swap Contract” means any agreement (including related confirmations and schedules) between the Borrower and the Lender or any Affiliate of the Lender now existing or hereafter entered into which is, or relates to, a rate swap, basis swap, forward rate transaction, cap transaction, floor transaction, collar transaction or any other similar transactions (including any option with respect to any of these transactions) or any combination thereof.
          (ttt) “Tangible Net Worth” means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders’ equity on a balance sheet of a Person; provided, however, there shall be excluded therefrom: (i) any amount at which the equity of such Person appears as an asset on such Person’s balance sheet, (ii) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (iii) patents, trademarks, trade names, and copyrights, (iv) deferred expenses, (v) loans and advances to any stockholder, director, officer, or employee of the Person or any Affiliate of Person, Borrower, and (vi) all other assets which are properly classified as intangible assets.

          (uuu) “Termination Date” means 11:00 A.M. Springdale, Arkansas time on January 16, 2007, or such earlier date on which the Commitment terminates as provided in this Agreement.
          (vvv) “UCC” means the Uniform Commerce Code as enacted in any State or jurisdiction which may govern the liens and security interests granted to Lender, as amended from time to time.
          (www) “Working Capital” means, at any particular time, the amount by which Current Assets exceed Current Liabilities.
     1.2 Accounting Matters. Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless the Borrower and the Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.
     1.3 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.
ARTICLE II
ADVANCES
     2.1 Revolving Credit Advances. Subject to the terms and conditions of this Agreement, the Lender agrees to make one or more Revolving Credit Advances to the Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Commitment, provided that the aggregate amount of all Revolving Credit Advances at any time outstanding shall not exceed the lesser of (i) the amount of the Commitment or (ii) the Borrowing Base. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder.
          (a) The Revolving Credit Note. The obligation of the Borrower to repay the Revolving Credit Advances and interest thereon shall be evidenced by the Revolving Credit Note executed by the Borrower, payable to the order of the Lender, in the principal amount of the Commitment as originally in effect, and dated the date hereof.

          (b) Repayment of Revolving Credit Advances. The Borrower shall repay the unpaid principal amount of all Advances on the Termination Date, unless sooner due by reason of acceleration by the Lender as provided in this Agreement.
          (c) Interest. The unpaid principal amount of the Revolving Credit Note shall, subject to the following sentence, bear interest as provided in the Revolving Credit Note. If at any time the rate of interest specified in the Revolving Credit Note would exceed the Maximum Lawful Rate but for the provisions thereof limiting interest to the Maximum Lawful Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Credit Advances below the Maximum Lawful Rate until the aggregate amount of interest accrued on the Revolving Credit Advances equals the aggregate amount of interest which would have accrued on the Revolving Credit Advances if the interest rate had not been limited by the Maximum Lawful Rate. Accrued and unpaid interest on the Revolving Credit Advances shall be payable as provided in the Revolving Credit Note and on the Termination Date.
          (d) Borrowing Procedure. The Borrower shall give the Lender notice of each Revolving Credit Advance by means of an Advance Request Form containing the information required therein and delivered (by hand or by mechanically confirmed facsimile) to the Lender no later than 1:00 p.m. (Springdale, Arkansas time) on the day on which the Revolving Credit Advance is desired to be funded. There shall not be a minimum amount for any advance hereunder. The Lender at its option may accept telephonic requests for such Advances, provided that such acceptance shall not constitute a waiver of the Lender’s right to require delivery of an Advance Request Form in connection with subsequent Advances. Any telephonic request for a Revolving Credit Advance by the Borrower shall be promptly confirmed by submission of a properly completed Advance Request Form to the Lender, but failure to deliver an Advance Request Form shall not be a defense to payment of the Advance. The Lender shall have no liability to the Borrower for any loss or damage suffered by the Borrower as a result of the Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to the Lender by the Borrower and the Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Revolving Credit Advance shall be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower designated by an agent or representative of Borrower (such agent or representative being Bob Thayer, Steve Brooks, Doug Brooks, or Joe Brooks) maintained with the Lender at the Principal Office.
     2.2 General Provisions Regarding Interest; Etc.
          (a) Any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Interest Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Additionally, upon the occurrence of an Event of Default (and from the date of such occurrence) all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Interest Rate until such time as the Lender shall waive in writing the application of the Default Interest Rate to such Event of Default situation. Interest payable at the Default Interest Rate shall be payable from time to time on demand.
          (b) Interest on the Advances and all other amounts payable by the Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.
     2.3 Unused Facility Fee. [Intentionally omitted.]
     2.4 Use of Proceeds. The proceeds of the Revolving Credit Advances shall be used by the Borrower for working capital in the ordinary course of business.
ARTICLE III
PAYMENTS
     3.1 Method of Payment. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Notes.
     3.2 Prepayments.
          (a) Voluntary Prepayments. The Borrower may prepay all or any portion of the Revolving Credit Note to the extent and in the manner provided for therein.
          (b) Mandatory Prepayment. The Borrower must pay on DEMAND the amount by which at any time the unpaid principal balance of the Revolving Credit Note exceeds the Borrowing Base.
     3.3 Lockbox and Account Collections. The Borrower will maintain under such written agreements as the Lender requires, as security for the Obligations, a lockbox (“Lockbox”) and depository account in the name of the Lender (“Depository Account”). All payments from account debtors of the Borrower will be deposited directly into the Depository Accounts, and the Lender is authorized to transfer to the Depository Account any funds which are account debtor payments but which have been deposited into any other depository account of the Borrower at the Lender. The Borrower agrees that the Lender will have all right, title and interest in and to all items and funds from time to time in the Depository Account. Checks received into the Depository Account will not be considered good funds until the Lender’s depository bank has effected final settlement with respect thereto by irrevocable credit to the Lender. The Lender is authorized to apply any and all funds in the Depository Account at any time, and from time to time, to the Obligations in any order the Lender may elect.
     Upon written notice to the Borrower from the Lender, the Borrower will advise all of its Account debtors to direct their payments to the Lockbox, at the address established by the

Lockbox arrangements. All payments received into the Lockbox will be deposited into the Depository Account for disposition as set forth above in this section.
ARTICLE IV
SECURITY
     4.1 Collateral. To secure full and complete payment and performance of the Obligations, the Borrower shall execute and deliver or cause to be executed and delivered all of the Security Documents required by the Lender covering the Property and collateral described in such Security Documents (which, together with any other Property and collateral described in the Security Agreement, and any other property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”). The Borrower shall execute and cause to be executed (or, to the extent applicable, hereby authorizes Lender to execute and/or file) such further documents and instruments, including without limitation, Uniform Commercial Code financing statements, as the Lender, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.
     4.2 Setoff. If an Event of Default shall have occurred and be continuing, the Lender shall have the right to set off and apply against the Obligations in such manner as the Lender may determine, at any time and without notice to the Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from the Lender to the Borrower whether or not the Obligations are then due. As further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all money, instruments, and other property of the Borrower now or hereafter held by the Lender, including, without limitation, property held in safekeeping. In addition to the Lender’s right of setoff and as further security for the Obligations, the Borrower hereby grants to the Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of the Borrower now or hereafter on deposit with or held by the Lender and all other sums at any time credited by or owing from the Lender to the Borrower. The rights and remedies of the Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.
ARTICLE V
CONDITIONS PRECEDENT
     5.1 Initial Extension of Credit. The obligation of the Lender to make the initial Advance under the Revolving Credit Note is subject to the condition precedent that the Lender shall have received on or before the day of such Advance all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Lender:
          (a) Resolutions. Resolutions of the Board of Directors (or other governing body) of the Borrower certified by the Secretary or an Assistant Secretary (or other custodian of records) of the Borrower which authorize the execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or is to be a party;

          (b) Incumbency Certificate. A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which the Borrower is or is to be a party (including the certificates contemplated herein) on behalf of the Borrower together with specimen signatures of such Persons;
          (c) Constituent Documents. The Constituent Documents for the Borrower as of a date acceptable to the Lender;
          (d) Governmental Certificates. Certificates of the appropriate government officials of the state of incorporation or organization of the Borrower as to the existence and good standing of the Borrower, each dated within ten (10) days prior to the date of the initial Advance;
          (e) Revolving Credit Note. The Revolving Credit Note executed by the Borrower;
          (f) Security Documents. The Security Documents executed by the Borrower and other Obligated Parties;
          (g) Financing Statements. Uniform Commercial Code financing statements covering such Collateral as the Lender may request;
          (h) Guaranty. The Guaranty executed by the Guarantor;
          (i) Landlord Waivers. Landlord waivers executed by any landlord of Borrower identified by Lender in its sole and reasonable discretion; provided, however, pending receipt by Lender of all such waiver and/or subordination agreements and provided that all other conditions herein have been satisfied, Lender may make Advances hereunder based on a Borrowing Base composed only of Eligible Accounts;
          (j) Insurance Matters. Copies of insurance certificates describing all insurance policies required by Section 7.5, together with loss payable and lender endorsements in favor of the Lender with respect to all insurance policies covering Collateral;
          (k) UCC Search. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against the Borrower in the office of the Secretaries of State of Delaware, Arkansas, and any other jurisdiction deemed necessary in the discretion of Lender, such search to be as of a date no more than ten (10) days prior to the date of the initial Advance;
          (l) Opinion of Counsel. A favorable opinion of Hahn, Smith, Walsh & Mancuso, P.C., legal counsel to the Borrower and the Guarantor, as to such other matters as the Lender may reasonably request;
          (m) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent incurred, shall have been paid in full by the Borrower; and

          (n) Additional Items. The additional items, if any, set forth on Schedule 5.1(n).
     5.2 All Extensions of Credit. The obligation of the Lender to make any Advance (including the initial Advance) is subject to the following additional conditions precedent:
          (a) Request for Advance. The Lender shall have received in accordance with this Agreement, as the case may be, an Advance Request Form pursuant to the Lender’s requirements dated the date of such Advance and executed by an authorized officer of the Borrower;
          (b) No Default, Etc. No Default or material adverse change or effect shall have occurred and be continuing, or would result from or after giving effect to such Advance or Letter of Credit;
          (c) Representations and Warranties. All of the representations and warranties contained in Article VI hereof and in the other Loan Documents shall be true and correct on and as of the date of such Advance with the same force and effect as if such representations and warranties had been made on and as of such date; and
          (d) Additional Documentation. The Lender shall have received such additional approvals, opinions, or documents as the Lender or its legal counsel may reasonably request.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     To induce the Lender to enter into this Agreement, and except as set forth on the Disclosure Schedule, the Borrower represents and warrants to the Lender that:
     6.1 Corporate Existence. The Borrower (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. The Borrower has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.
     6.2 Financial Statements; Etc. The Borrower has delivered to the Lender audited financial statements of the Borrower as at and for the fiscal year ended December 31, 2004 and such other unaudited financial statements of the Borrower requested by Lender. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. The Borrower does not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower since the effective date of the most recent financial statements referred to in this Section. All projections delivered by the Borrower to the Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to the Lender and all such assumptions are disclosed in the projections.
     6.3 Action; No Breach. The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of the Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) Constituent Documents of the Borrower, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower is a party or by which any of them or any of their Properties is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower.
     6.4 Operation of Business. The Borrower possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and the Borrower is not in violation of any valid rights of others with respect to any of the foregoing.
     6.5 Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower, that would, if adversely determined, have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or the ability of the Borrower to pay and perform the Obligations. There are no outstanding judgments against the Borrower of the Borrower.
     6.6 Rights in Properties; Liens. The Borrower has good and indefeasible title to or valid leasehold interests in their respective Properties, including the Properties reflected in the financial statements described in Section 6.2, and none of the Properties of the Borrower or any Subsidiary is subject to any Lien, except as permitted by Section 8.2.
     6.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which the Borrower is party, when delivered, shall constitute legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.
     6.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party or the validity or enforceability thereof.

     6.9 Debt. Except as identified on Schedule 6.9.1, the Borrower has no Debt.
     6.10 Taxes. The Borrower has filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and has paid all of its respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. The Borrower knows of no pending investigation of the Borrower by any taxing authority or of any pending but unassessed tax liability of the Borrower.
     6.11 Use of Proceeds; Margin Securities. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.
     6.12 ERISA. The Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.
     6.13 Disclosure. No statement, information, report, representation, or warranty made by the Borrower in this Agreement or in any other Loan Document or furnished to the Lender in connection with this Agreement, including any and all filings with the Securities and Exchange Commission, or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower which has a material adverse effect, or which might in the future have a material adverse effect, on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary that has not been disclosed in writing to the Lender.
     6.14 Subsidiaries, Ventures, Etc. The Borrower has no Subsidiaries, Affiliates or joint ventures or partnerships other than those listed on the Disclosure Schedule and the Disclosure Schedule sets forth the jurisdiction of incorporation or organization of each such Person and the percentage of the Borrower’s ownership interest in such Person. All of the outstanding capital stock or other ownership interest of Person described in the Disclosure Schedule has been validly issued, is fully paid, and is nonassessable.
     6.15 Agreements. The Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate or other organizational restriction which could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary, or the ability of the Borrower to pay and perform its obligations under the Loan Documents to which it is a party. The Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.
     6.16 Compliance with Laws. The Borrower is not in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.
     6.17 Inventory. All inventory of the Borrower has been and will hereafter be produced in compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. §§ 201-219), and the regulations promulgated thereunder.
     6.18 Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     6.19 Public Utility Holding Company Act. The Borrower is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     6.20 Environmental Matters.
          (a) The Borrower and all of its respective properties, assets, and operations are in full compliance with all Environmental Laws. The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower and the Subsidiaries with all Environmental Laws;
          (b) The Borrower has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrower is in compliance with all of the terms and conditions of such permits;
          (c) No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrower. The use which the Borrower makes and intends to make of its respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets;
          (d) The Borrower nor any of its respective currently or previously owned or leased properties or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

          (e) There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower that could reasonably be expected to give rise to any Environmental Liabilities;
          (f) The Borrower is not a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrower is in compliance with all applicable financial responsibility requirements of all Environmental Laws;
          (g) The Borrower has not filed or failed to file any notice required under applicable Environmental Law reporting a Release; and
          (h) No Lien arising under any Environmental Law has attached to any property or revenues of the Borrower.
     6.21 Intellectual Property. All material Intellectual Property owned or used by the Borrower, or any Obligated Party is listed, together with application or registration numbers, where applicable, in the Disclosure Schedule. Each Person identified on the Disclosure Schedule owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license could not reasonably be expected to have a material adverse effect. Each Person identified on the Disclosure Schedule will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority and each Person identified on the Disclosure Schedule will promptly notify the Lender in writing five (5) Business Days prior to filing any such new patent or registration.
     6.22 Depository Relationship. To induce the Lender to establish the interest rates provided for in the Revolving Credit Note, the Borrower will use the Lender as its principal depository bank and, except as otherwise disclosed on the Disclosure Schedule, the Borrower covenants and agrees to maintain the Lender as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.
ARTICLE VII
AFFIRMATIVE COVENANTS
     The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following positive covenants, unless the Lender shall otherwise consent in writing:
     7.1 Reporting Requirements. The Borrower will furnish to the Lender:
          (a) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower unless (i) otherwise consented to in writing by Lender or (ii) Borrower receives an extension of the applicable filing date from the Securities and Exchange Commission, in which case such reports shall be provided to Lender contemporaneous with the provision of the same to the Securities and Exchange

Commission, beginning with the fiscal year ending December 31, 2005, (x) a copy of the audited annual financial statements of Borrower and its 10-K report filed with the Securities and Exchange Commission for such fiscal year containing balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by the independent auditors of Borrower, Tullius Taylor Sartain and Sartain LLP, or other independent certified public accountants of recognized standing acceptable to the Lender, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope; and (y) a certificate of such independent certified public accountants to the Lender (A) stating that to their knowledge no Default has occurred and is continuing, or if in their opinion a Default has occurred and is continuing, a statement as to the nature thereof, and (B) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith;
          (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the quarters of each fiscal year of the Borrower, unless (i) otherwise consented to in writing by Lender or (ii) Borrower receives an extension of the applicable filing date from the Securities and Exchange Commission, in which case such reports shall be provided to Lender contemporaneous with the provision of the same to the Securities and Exchange Commission, a copy of an unaudited financial report of the Borrower and a copy of Borrower’s 10-Q report filed with the Securities and Exchange Commission for the same period as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing balance sheets and statements of income, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and its Subsidiaries at the date and for the periods indicated therein;
          (c) Other Filings with the Securities and Exchange Commission. As soon as available, and in any event within ten (10) days after the filing of the same, a copy of any and all documents, statements, reports, or any other filing with the Securities and Exchange Commission, or a state equivalent or counterpart to the same within the state of Borrower’s incorporation or any state in which it conducts business.
          (d) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each month of each fiscal year of the Borrower, a copy of an unaudited statement of income which shall be in reasonable detail certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower at the date and for the periods indicated therein;
          (e) Borrowing Base Report. Along with the submission of each Advance Request Form and within forty-five (45) days after the end of each of the quarters of each fiscal year of the Borrower, a Borrowing Base Report, in a form identical to the same annexed hereto as Exhibit A, certified by the chief financial officer of the Borrower;

          (f) Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in subsections 8.1(a) and 8.1(b), a certificate of the chief financial officer of the Borrower identical to the form annexed hereto as Exhibit B (i) stating that to the best of such officer’s knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article IX;
          (g) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower;
          (h) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower which, if determined adversely to the Borrower, could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower;
          (i) Notice of Default. As soon as possible and in any event within three (3) days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
          (j) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) days after the Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto;
          (k) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section;
          (l) Notice of Material Adverse Change. As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any matter that could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;
          (m) Accounts Receivable and Accounts Payable Aging. Along with the submission of each Advance Request Form and within forty-five (45) days after the end of each of the quarters of each fiscal year of the Borrower, an account receivable aging, classifying the Borrower’s domestic and export accounts receivable in categories of 0-30, 31-60, 61-90 and over

90 days from date of invoice, and in such form and detail as the Lender shall require, and account payable aging by categories of 0-30, 31-60 and over 60, from date of invoice, also in such detail as the Lender shall reasonably require, and in each case certified by the chief financial officer of the Borrower;
          (n) Inventory Report. Along with the submission of each Advance Request Form and within forty-five (45) days after the end of each of the quarters of each fiscal year of the Borrower, an inventory report, in such form and detail as the Lender shall reasonably require, certified by the chief financial officer of the Borrower;
          (o) Contracts in Progress. Within forty-five (45) days after the end of each of the quarters of each fiscal year of the Borrower, a contracts in progress report, in such form and detail as the Lender shall require, certified by the chief financial officer of the Borrower;
          (p) Guarantor Financial Statement. Guarantor shall provide an annual financial statement, in such form and detail as the Lender shall reasonably require, within one hundred twenty (120) days after the end of each calendar year and a copy of the Guarantor’s filed tax return, within thirty (30) days of the day it is filed with the Internal Revenue Service;
          (q) Proxy Statements, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by the Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency; and
          (r) General Information. Promptly, such other information concerning the Borrower or any Subsidiary as the Lender may from time to time reasonably request.
     7.2 Maintenance of Existence; Conduct of Business. The Borrower will preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. The Borrower will conduct its business in an orderly and efficient manner in accordance with good business practices. Without limitation, the Borrower will not make any material change in its credit collection policies if such change would materially impair the collectibility of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.
     7.3 Maintenance of Properties. The Borrower will maintain, keep, and preserve all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.
     7.4 Taxes and Claims. The Borrower will pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that the Borrower shall not be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

     7.5 Insurance. The Borrower will maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates, provided that in any event the Borrower will maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to the Lender. Each insurance policy covering Collateral shall name the Lender as loss payee and shall provide that such policy will not be cancelled or reduced without thirty (30) days prior written notice to the Lender.
     7.6 Inspection Rights. At any reasonable time and from time to time, the Borrower will permit representatives of the Lender to examine the Collateral and conduct Collateral audits, to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants.
     7.7 Keeping Books and Records. The Borrower will maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
     7.8 Compliance with Laws. The Borrower will comply in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.
     7.9 Compliance with Agreements. The Borrower will comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.
     7.10 Further Assurances. The Borrower will execute and deliver such further agreements and instruments and take such further action as may be requested by the Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of the Lender in the Collateral.
     7.11 ERISA. The Borrower will comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.
ARTICLE VIII
NEGATIVE COVENANTS
     The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will perform and observe the following negative covenants, unless the Lender shall otherwise consent in writing:
     8.1 Debt. The Borrower will not incur, create, assume, or permit to exist, any Debt, except:

          (a) Debt to the Lender;
          (b) Existing Debt described on the Disclosure Schedule hereto;
          (c) Subordinated Debt; and
          (d) Purchase money Debt not to exceed $250,000.00 in the aggregate.
     8.2 Limitation on Liens. The Borrower will not incur, create, assume, or permit to exist, any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:
          (a) Liens disclosed on the Disclosure Schedule hereto;
          (b) Liens in favor of the Lender;
          (c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower to use such assets in its business, and none of which is violated in any material respect by existing or proposed structures or land use;
          (d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;
          (e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;
          (f) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business;
          (g) Liens on specific property to secure Subordinated Debt to the extent permitted by Section 8.1(c); and
          (h) Purchase money Liens on specific property to secure Debt used to acquire such property to the extent permitted in Section 8.1(d).
     8.3 Mergers, Etc. The Borrower will not become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate.
     8.4 Restricted Payments. The Borrower will not declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its equity interests, or redeem, purchase, retire, or otherwise acquire any of its equity interests, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests.
     8.5 Loans and Investments. The Borrower will not make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except:
          (a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;
          (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00; and
          (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service.
     8.6 Limitation on Issuance of Equity. [Intentionally omitted].
     8.7 Transactions With Affiliates. The Borrower will not enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower.
     8.8 Disposition of Assets. The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, except (a) dispositions of inventory in the ordinary course of business or (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business.
     8.9 Sale and Leaseback. The Borrower will not enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.
     8.10 Prepayment of Debt. The Borrower will not prepay any Debt, except the Obligations.
     8.11 Nature of Business. The Borrower will not engage in any business other than the businesses in which it is engaged as of the date hereof.
     8.12 Environmental Protection. The Borrower will not, (a) use (or permit any tenant to use) any of its properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d)

otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower would be responsible.
     8.13 Accounting. The Borrower will not change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Lender, or (b) in tax reporting treatment, except as required by law and disclosed to the Lender; provided, however, Borrower has disclosed to Lender that it shall be changing its tax reporting fiscal year and Lender has consented to the same.
     8.14 No Negative Pledge. The Borrower will not enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits the Borrower from creating or incurring a Lien on any of its assets.
ARTICLE IX
FINANCIAL COVENANTS
     The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Lender has any Commitment hereunder, the Borrower will, at all times, observe and perform the following financial covenants, unless the Lender shall otherwise consent in writing.
     9.1 The Borrower shall calculate quarterly the Debt Service Coverage Ratio for the four quarters prior to the date of any such calculation, and shall provide a copy of such calculation for such period to the Lender at the time of delivery of the quarterly financial statements delivered in accordance with Section 7.1(b) hereof. If the Debt Service Coverage Ratio computation delivered at the time of delivery of any such statement indicates that the Debt Service Coverage Ratio of the Borrower for such previous four fiscal quarters shall be less than 2.00 to 1.00, the Borrower covenants to retain a Consultant at the expense of the Borrower, within 30 days, to make recommendations to increase such Debt Service Coverage Ratio in the fiscal year following delivery of such recommendations to such level or, if in the opinion of the Consultant the attainment of such level is impracticable, to the highest level attainable in such fiscal year. Any Consultant so retained shall be required to submit such recommendations to the Lender within 90 days after being so retained. The Borrower agrees that it will, to the extent permitted by law, follow the recommendations of the Consultant. The Borrower shall not be obligated to retain such a Consultant more often than once during any twenty-four month period.
     (b) The Borrower covenants and agrees that it shall maintain a Current Ratio, calculated as of the last day of each calendar quarter, of not less than 1.00 to 1.00. The Borrower shall provide a copy of such calculation to the Lender at the time of delivery of the quarterly financial statements delivered in accordance with Section 7.1(b) hereof.
     (d) The Borrower covenants and agrees that not more than 10% of its accounts payable (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of operations and activities shall be in excess of 75 day past the invoice or billing date, or, if greater than 75 days, are being contested in good faith by the Borrower.

     (e) The Borrower covenants and agrees that not more than 20% of its accounts receivable (for the deferred purchase price of property or services) from time to time shall be in excess of 90 day past the invoice or billing date, excluding from such calculation (i) amounts being contested in good faith by the obligated party, and (ii) amounts which the Borrower has determined, in good faith, are not likely to be collected and are to be treated as losses in accordance with generally accepted accounting principles.
ARTICLE X
DEFAULT
     10.1 Events of Default. Each of the following shall be deemed an “Event of Default”:
          (a) The Borrower shall fail to pay the Obligations or any part thereof shall not be paid within ten (10) days of when due or declared due.
          (b) The Borrower shall fail to provide to the Lender timely any notice of Default as required by Section 7.1(i) of this Agreement or the Borrower shall breach any provision of Article VIII or Article IX of this Agreement.
          (c) Any representation or warranty made or deemed made by the Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.
          (d) Unless otherwise provided herein, the Borrower or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Section 10.1(a) and (b) above), and such failure continues for more than 30 days following the date that is the earlier to occur of (i) notice thereof provided by Borrower to Lender and (ii) notice thereof provided by Lender to Borrower.
          (e) The Borrower or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.
          (f) The Borrower or any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.
          (g) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower or any Obligated Party or any of their respective shareholders, or the Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.
          (h) Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Lender subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC.
          (i) The Guarantor or any other Obligated Party shall have died or have been declared incompetent by a court of proper jurisdiction and a replacement Guarantor or Obligated Party has not been accepted by Lender in its reasonable discretion; or if the Guarantor or any other Obligated Party is a corporation, partnership or other entity, such Person shall be the subject of a bankruptcy or receivership proceeding or shall have dissolved, liquidated or otherwise ceased doing business.
          (j) Thirty (30) days following the date any of Borrower’s officers and/or directors shall cease to be active in the management of the Borrower, unless Borrower shall have appointed a successor acceptable to Lender, in Lender’s sole and reasonable discretion.
          (k) The Borrower or any Obligated Party, or any of their properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof.
          (l) More than a ten percent (10%) reduction in the aggregate record or beneficial ownership of the Borrower held by Joe G. Brooks, Stephen W. Brooks, J. Douglas Brooks, and Marjorie S. Brooks (collectively, the “Brooks Shareholders”) shall have been transferred, assigned or hypothecated to any Person (other than a Brooks Shareholder), when compared to such ownership as of the date of this Agreement.

          (m) An involuntary proceeding shall be commenced against the Borrower or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days.
          (n) The Borrower or any Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of one hundred thousand and no/100 Dollars ($100,000.00) against any of its assets or properties.
          (o) A final judgment or judgments for the payment of money in excess of one hundred thousand and no/100 Dollars ($100,000.00) in the aggregate shall be rendered by a court or courts against the Borrower or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.
          (p) Guarantor delivers a Cessation Notice (as defined in the Guaranty) to Lender, or if for any other reason Guarantor is no longer obligated to guaranty any portion of the Loan.
     10.2 Remedies Upon Default. If any Event of Default shall occur and be continuing past any applicable cure period, the Lender may after notice terminate the Commitment and declare the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e), Section 10.1(m), or Section 10.1(p) the Commitment shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower. If any Event of Default shall occur and be continuing, the Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.
     10.3 Performance by the Lender. If the Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, the Lender may perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Lender, promptly pay any amount expended by the Lender in connection with such performance or attempted performance to the Lender, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Lender shall not have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
ARTICLE XI
MISCELLANEOUS
     11.1 Expenses. The Borrower hereby agrees to pay on demand: (a) all costs, expenses, and attorneys’ fees of the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for the Lender, (b) all costs and expenses of the Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for the Lender, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other costs and expenses incurred by the Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including the Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Borrower.
     11.2 INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY THE LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, (E) THE USE OR PROPOSED USE OF ANY LETTER OF CREDIT, (F) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, AND CHARGES IMPOSED ON THE LENDER OR ANY OF THE LENDER’S CORRESPONDENTS IN RESPECT OF ANY LETTER OF CREDIT, OR (G) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION,

LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON.
     11.3 Limitation of Liability. Neither the Lender nor any Affiliate, officer, director, employee, attorney, or agent of the Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Lender or any of the Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.
     11.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Lender shall have the right to act exclusively in the interest of the Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any of the Borrower’s shareholders or any other Person.
     11.5 Lender Not Fiduciary. The relationship between the Borrower and the Lender is solely that of debtor and creditor, and the Lender has no fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and the Lender to be other than that of debtor and creditor.
     11.6 Equitable Relief. The Borrower recognizes that in the event the Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Lender. The Borrower therefore agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
     11.7 No Waiver; Cumulative Remedies. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

     11.8 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the Lender and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.
     11.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by the Lender or any closing shall affect the representations and warranties or the right of the Lender to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Sections 11.1, and 11.2 shall survive repayment of the Note and termination of the Commitment.
     11.10 ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT, THE NOTE, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement and the other Loan Documents to which the Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.
     11.11 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties. All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (i) actual receipt by the intended recipient or (ii) (A) if delivered by hand or courier, when signed for by the designated recipient; (B) if delivered by mail, four business days after deposit in the mail, postage prepaid; (C) if delivered by facsimile when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below) when delivered; provided, however, that notices and other communications pursuant to Article II shall not be effective until actually received by the Lender. Electronic mail and intranet websites may be used only to distribute only routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.
     11.12 Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas and the applicable laws of the United States of America. This Agreement has been entered into in Washington County, Arkansas, and it shall be performable for all purposes in Washington County, Arkansas. Any action or proceeding against the Borrower under or in connection with any of the Loan

Documents may be brought in any state or federal court in Washington County, Arkansas. The Borrower hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. The Borrower agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 11.11. Nothing herein or in any of the other Loan Documents shall affect the right of the Lender to serve process in any other manner permitted by law or shall limit the right of the Lender to bring any action or proceeding against the Borrower or with respect to any of its property in courts in other jurisdictions. Any action or proceeding by the Borrower against the Lender shall be brought only in a court located in Washington County, Arkansas.
     11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     11.14 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.
     11.15 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
     11.16 Participations; Etc. The Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and any Loan Documents. Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by the Lender regarding the Borrower, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).
     11.17 Construction. The Borrower and the Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Borrower and the Lender.
     11.18 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.
     11.19 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE)

ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.
     11.20 Arbitration.
          (a) Upon the demand of any party, any dispute shall be resolved by binding arbitration (except as set forth in Section 11.20(e) below) in accordance with the terms of this Agreement or the other Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.
          (b) Arbitration proceedings shall be administered by the American Arbitration Association (“AAA”) or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the foregoing documents. The arbitration shall be conducted at a location in Arkansas selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under Section 91 of Title 12 of the United States Code or any similar applicable state law.
          (c) No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation, injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.
          (d) Arbitrators must be active members of the Arkansas State Bar with expertise in the substantive law applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the State of Arkansas, (ii) may grant any remedy or relief that a court of the State of Arkansas could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Arkansas Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.
          (e) Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the State of Arkansas, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (1) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (2) whether the conclusions of law are erroneous under the substantive law of the State of Arkansas. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the State of Arkansas.
          (f) To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the foregoing documents or the subject matter of the Dispute shall control. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement. This arbitration provision shall survive termination, amendment or expiration of any of the foregoing documents or any relationship between the parties.
          (g) Lender and Borrower hereby agree to keep all Disputes and arbitration proceedings strictly confidential, provided, however, that Lender and Borrower may disclose such confidential information as is necessary in any litigation between Lender and Borrower or as required by applicable law and, on a confidential basis, to accountants, attorneys and other consultants in the ordinary course of business.
     11.21 Additional Interest Provision. It is expressly stipulated and agreed to be the intent of the Borrower and the Lender at all times to comply strictly with the applicable Arkansas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits the Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Arkansas law). If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between the Borrower and the Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged, taken, reserved or received by reason of the Lender’s exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by the Borrower to the Lender pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (iii) the Borrower will have paid or the Lender will have received by reason of any voluntary prepayment by the Borrower of any Note and/or the Related Indebtedness, then it is the Borrower’s and the Lender’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by the Lender shall be credited on the principal balance of any Note and/or the Related Indebtedness (or, if any Note and all Related Indebtedness have been or would thereby be paid in full, refunded to the Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note has been paid in full before the end of the stated term of any such Note, then the Borrower and the Lender agree that the Lender shall, with reasonable promptness after the Lender discovers or is advised by the Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to the Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by the Borrower to the Lender. The Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against the Lender, the Borrower will provide written notice to the Lender, advising the Lender in reasonable detail of the nature and amount of the violation, and the Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to the Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by the Borrower to the Lender. All sums contracted for, charged, taken, reserved or received by the Lender for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of the Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
[Remainder of page intentionally left blank; Signatures to follow.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

Advanced Environmental Recycling Technologies, Inc.

By:
Stephen W. Brooks, Co-CEO and Member of Board
of Directors
Address for Notices:
Post Office Box 1237
Springdale, Arkansas 72765

LENDER:

Liberty Bank of Arkansas

By:
P. Douglas Lynch, President
Address for Notices:
4706 South Thompson
Suite 101
Springdale, Arkansas 72764

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section
A	Borrowing Base Report	1.1
B	Compliance Certificate	1.1
C	Revolving Credit Note	2.1
INDEX TO SCHEDULES

Description of Schedules	Article/Section
Conditions Precedent	5.1 (h)
Debt	6.9.1
Disclosure Schedule	VI

EXHIBIT A
BORROWING BASE REPORT
FOR MONTH ENDED                                                             (THE “SUBJECT MONTH”)

LENDER:	Liberty Bank of Arkansas

BORROWER:	Advanced Environmental Recycling Technologies, Inc.
     This certificate is delivered under the Loan Agreement (the “Agreement”) dated as of January 16, 2006, between Borrower and Lender. Capitalized terms used in this certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. On behalf of Borrower, the undersigned certifies to Lender on the date hereof that (a) no Default or Event of Default has occurred and is continuing, (b) a review of the activities of Borrower during the Subject Month has been made under my supervision with a view to determining the amount of the current Borrowing Base, (c) the accounts receivable and inventory included in the Borrowing Base below meet all conditions to qualify for inclusion therein as set forth in the Agreement, and all representations and warranties set forth in the Agreement with respect thereto are true and correct in all material respects, and (d) the information set forth below hereto is true and correct as of the last day of the Subject Month.

1.		ACCOUNTS RECEIVABLE (Less Discounts)

	a.	Total Accounts Receivable (less discounts) of which Weyerhaeuser is the account debtor

	b.	Total Accounts Receivable (less discounts) of which Therma-Tru is the account debtor

	c.	Total Other Accounts Receivable (less discounts)

	d.	TOTAL ACOUNTS RECEIVABLE

2.		Less Ineligible Accounts:

	a.	Accounts that have been outstanding for more than the lesser of (1) sixty (60) days past the original date of invoice or the date the obligation was incurred and (2) thirty (30) days past the first date the Account was due

	b.	Accounts not in compliance with applicable laws, rules, and regulations

	c.	Accounts for consignments and non final sales

	d.	Accounts evidenced by chattel paper or an instrument

	e.	Foreign accounts

	f.	Accounts due from the U.S. Government or

subdivision thereof (with respect to which the Federal Assignment of Claims Act of 1940 has not been complied with)

	g.	Accounts subject to specific assignment restrictions

	h.	Accounts representing commissions or not created in the ordinary course of business or not arising from an enforceable contract, the performance of which has been completed by the Borrower

	i.	Accounts to which the Borrower does not have good and indefeasible title or which are subject to any Lien except Liens in favor of the Lender

	j.	Accounts subject to setoff, counterclaim, defense, dispute, recoupment, or adjustment other than normal discounts for prompt payment

	k.	Accounts with respect to which the account debtor is insolvent or the subject of any bankruptcy or insolvency proceeding or has made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs

	l.	Accounts with respect to which any default exists

	m.	Accounts with respect to which the account debtor has returned or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the goods from the sale of which the account arose

	n.	Accounts owed by an Affiliate, employee, officer, director or shareholder of the Borrower

	o.	Accounts not payable in Dollars

	p.	The amount of all “contra accounts” and other obligations owed by the Borrower to account debtors

	q.	Other Ineligible Accounts disallowed by Lender in its sole discretion

3.

	a.	Net Total Ineligible Accounts of Which Weyherhauser is the Account Debtor

	b.	Net Total Ineligible Accounts of Which Therma-Tru is the Account Debtor

	c.	Net Total Other Ineligible Accounts

	d.	NET TOTAL INELIGIBLE ACCOUNTS (Sum of Lines 3(a) through 3(c))

4.

	a.	Total Eligible Accounts of Which Weyherhauser is the Account Debtor, multiplied by 85%

	b.	Total Eligible Accounts of Which Therma-Tru is the Account Debtor, multiplied by 85%

	c.	Total Other Eligible Accounts, multiplied by 75%

	d.	TOTAL ACCOUNTS COMPONENT OF BORROWING BASE (Sum of Lines 4(a) through 4(c)

INVENTORY

5.		Total Finished Goods Inventory, Including Finished Goods Inventory Held at Therma-Tru Facility

Less the following:

	a.	Finished Goods Inventory not in the possession or under the control of the Borrower

	b.	Finished Goods Inventory not subject to a perfected, first priority security interest in favor of the Lender

	c.	Finished Goods Inventory that has been shipped or delivered to a customer on consignment, a sale-or-return basis, or on the basis of any similar understanding

	d.	Finished Goods Inventory with respect to which a claim exists disputing the Borrower’s title to or right to possession of such inventory

	e.	Finished Goods Inventory that is not in good condition or does not comply with any applicable law, rule, or regulation or any standard imposed by any Governmental Authority with respect to its manufacture, use, or sale

	f.	Other Finished Goods Inventory disallowed by Lender in its sole discretion

	g.	TOTAL NET ELIGIBLE FINISHED GOODS INVENTORY (Sum of Lines 5(a) through 5(f)), multiplied by 75%

6.		Total Other Inventory

Less the following:

	a.	Inventory not in the possession or under the control of the Borrower

	b.	Inventory not subject to a perfected, first priority security interest in favor of the Lender

	c.	Inventory that has been shipped or delivered to a

customer on consignment, a sale-or-return basis, or on the basis of any similar understanding

	d.	Inventory with respect to which a claim exists disputing the Borrower’s title to or right to possession of such inventory

	e.	Inventory that is not in good condition or does not comply with any applicable law, rule, or regulation or any standard imposed by any Governmental Authority with respect to its manufacture, use, or sale

	f.	Other Inventory disallowed by Lender in its sole discretion

	g.	TOTAL NET OTHER ELIGIBLE INVENTORY (Sum of Lines 6(a) through 6(f)), multiplied by 50%

7.		BORROWING BASE (Sum of Lines 4(d), 5(g), and 6(g))

8.		AMOUNT OF COMMITMENT

9.		PRINCIPAL BALANCE OF OUTSTANDING REVOLVING CREDIT ADVANCES

10.		LESSOR OF LINE 7 OR 8

11.		AMOUNT AVAILABLE FOR REVOLVING CREDIT ADVANCES IF POSITIVE, OR AMOUNT TO BE REPAID, IF NEGATIVE (Line 10 minus Line 9)

BORROWER:

Advanced Environmental Recycling Technologies, Inc

By:

Print Name:

Title: Chief Financial Officer

EXHIBIT B
COMPLIANCE CERTIFICATE
FOR MONTH/QUARTER ENDED                                                                                 (THE “SUBJECT PERIOD”)
LENDER:      Liberty Bank of Arkansas
BORROWER:  Advanced Environmental Recycling Technologies, Inc.
     This certificate is delivered under the Loan Agreement (the “Agreement”) dated as of January 16, 2006, between Borrower and Lender. Capitalized terms when used in this certificate shall, unless otherwise indicated, have the meanings set forth in the Agreement. I certify to Lender that, on the date of this certificate, (a) the financial Statements of Borrower attached to this certificate were prepared in accordance with GAAP, and present fairly the financial condition and results of operations of Borrower as of the end of and for the Subject Period, (b) no Default or Event of Default currently exists or has occurred which has not been cured or waived by Lender, and (c) the status of compliance by Borrower with certain covenants of the Agreement at the end of the Subject Period is as set forth below:

In Compliance as of
End of Subject Period
(Please Indicate)
1.	Financial Statements and Reports

(a) Provide annual audited FYE financial statements within 90 days after the last day of each year, or when otherwise due.		Yes	No

(b) Provide quarterly financial statements within 45 days after the last day of each quarter.		Yes	No

(c) Provide monthly statement of income within 30 days after the last day of each month.		Yes	No

(d) Provide a monthly Compliance Certificate, Borrowing Base Report, and summary accounts receivable aging, within 45 days after the last day of each quarter.		Yes	No

(e) Provide other required reporting timely.		Yes	No

2.	Subsidiaries
	None except as listed on Disclosure Schedule	Yes	No

In Compliance as of
End of Subject Period
(Please Indicate)
3.	Additional Indebtedness
	None, except Indebtedness permitted by Section 8.1 of the Agreement.	Yes	No

4.	Liens and Encumbrances; Negative Pledge Agreements
	None at any time, except Liens permitted by Section 8.2 of the Agreement.	Yes	No

5.	Limitation of Acquisitions and Mergers
	None except those permitted by Section 8.3 of the Agreement.	Yes	No

6.	Dividends and Stock Repurchase
	None, except as permitted by Section 8.4 of the Agreement.	Yes	No

7.	Loans and Investments
	None, except those permitted by Section 8.5 of the Agreement.	Yes	No

8.	Issuance of Equity
	None, except issuances permitted by Section 8.6 of the Agreement.	Yes	No

9.	Affiliate Transactions
	None, except issuances permitted by Section 8.7 of the Agreement.	Yes	No

10.	Disposal of Assets other than in the Ordinary Course of Business
(Section 8.8 of the Agreement). None at any time without prior
	written consent of Lender.	Yes	No

11.	Sale and Leaseback Transactions (Section 8.9 of the Agreement).
	None at any time without prior written consent of Lender.	Yes	No

12.	Prepayment of Debt (Section 8.10 of the Agreement).
	None at any time without prior written consent of Lender.	Yes	No

13.	Changes in Nature of Business (Section 8.11 of the Agreement).
	None at any time without prior written consent of Lender.	Yes	No

14.	Environmental Laws (Section 8.12 of the Agreement).
	No activity likely to cause violations.	Yes	No

15.	Changes in Fiscal Year; Accounting Practices
(Section 8.13 of the Agreement).
	None at any time without prior written consent of Lender.	Yes	No

16.	No Negative Pledge (Section 8.14 of the Agreement).
	None.	Yes	No

In Compliance as of
End of Subject Period
(Please Indicate)
18.	Compliance with all Financial Covenants (Article IX):	Yes	No
(if “No”, explain)

BORROWER:

Advanced Environmental Recycling Technologies, Inc

By:

Print Name:

Title: Chief Financial Officer

SCHEDULE 6.9.1
SECURED INDEBTEDNESS SCHEDULE (PREPARED BY BORROWER)
The $14,400,000 City of Springdale, Arkansas Industrial Development Refunding Revenue Bonds (Advanced Environmental Recycling Technologies, Inc. Project) Series 2003 (the “Series 2003 Bonds”) were issued to refund the outstanding City of Springdale, Arkansas Industrial Development Revenue Bonds (Advanced Environmental Recycling Technologies, Inc. Project) Series 1999A (the “Series 1999 Bonds”). The Series 2003 Bonds are issued and secured pursuant to an Indenture of Trust (the “Indenture”), dated as of October 1, 2003, by and between the City of Springdale, Arkansas (the “Issuer”) and Regions Bank, as trustee (the “Trustee”). The proceeds received from the sale of the Series 2003 Bonds were loaned by the Issuer to Advanced Environmental Recycling Technologies, Inc., pursuant to the terms of a Mortgage and Loan Agreement, dated as of October 1, 2003 (the “Loan Agreement”), between AERT and the Issuer. The Bonds are held by Allstate Insurance Company.
At substantially the same time as the issuance of the Bonds, the Company delivered a Promissory Note (the “Taxable Note”) to Allstate in the principal amount of $2,600,000 and bearing interest at the rate of 19.75%,. Proceeds of the Taxable Note shall be applied to the repayment of certain related-party indebtedness of the Company and to the payment of certain capital improvements of the Company.
In order to secure the payment of the Bonds, the Company granted to the City a mortgage and security interest in the real property of the Company in Springdale, Arkansas (the “Site”) and the improvements located thereon (the “Improvements”) and any fixtures or appurtenances now or hereafter erected thereon. The Company also granted a security interest in all rents and leases, profits, royalties, minerals, geothermal resources, oil and gas rights and profits, easements and access rights, used, belonging to, or in any way connected with the Property, the property of the Company in Lowell, Arkansas and the property of the Company in Junction, Texas and in Company revenues, and in all of its right, title and interest, if any, in the trust accounts referred to in the Loan Agreement or in the Indenture, in all tangible personal property, furniture, machinery and equipment of the Company, owned by the Company as of the date of the Loan Agreement and located on the Site, the Lowell Property or the Junction Property (the “Equipment”), and in inventory of the Company located on the Site the Lowell Property or the Junction Property. The mortgage and security interest of the City were assigned to the Trustee pursuant to the Assignment and the Indenture. The Company also grants a security interest to the Trustee in all patents, trademarks and similar properties, pursuant to the Patent and Trademark Security Agreement
In December 2001, the Company executed a supply contract with Weyerhaeuser for the purchase of ChoiceDek ® product over a three-year period (the “Weyerhaeuser Agreement”). As additional security for the Bonds, the Company executed a collateral assignment of the Weyerhaeuser Agreement for the benefit of the Trustee.
To secure the Taxable Note, the Company provided subordinate lien instruments in all collateral pledged for the benefit of the Bonds.
The Company has also executed a Promissory Note for the benefit of Liberty Bank with respect to and secured by certain Springdale property.

DISCLOSURE SCHEDULE TO LOAN AGREEMENT
I.	Subsidiaries – AERT has no subsidiaries.

II.	Intellectual property – All AERT patents are listed below:

Patent No.	Title
6,526,712	Extruded composite interlocking corner assembly

6,149,012	System and method for cleaning and recovering plastic from coated fiber polywaste

5,540,244	Method and apparatus for cleaning and recycling post-consumer plastic films

5,351,895	Separating device for cellulosic and thin plastic materials

5,285,973	Close tolerance shredder

5,277,758	Method for recycling plastic coated paper product waste and polymeric film

5,268,074	Method for recycling polymeric film

5,213,021	Reciprocating cutter assembly

5,100,545	Separation tank

5,096,406	Extruder assembly for composite materials

5,096,046	System and process for making synthetic wood products from recycled materials

5,088,910	System for making synthetic wood products from recycled materials

5,084,135	Recycling plastic coated paper product waste

5,082,605	Method for making composite material
III.	Existing debt

	Note Amount
Note Holder	Availability	Maturity Date	Collateral
Brooks Investment Company	$1,146,775	Due on demand	Unsecured

JRF	53,071	August 5, 2006	Insurance policies

JRF	146,757	February 5, 2006	Insurance policies

Liberty Bank	1,932,000	September 28, 2009	Real estate and equipment

Regions Bank	2,000,000	March 1, 2006	Equipment

Ford Motor Credit	66,777	Various	Vehicles

Allstate — Note	2,600,000	October 1, 2017	Subordinated interest in the collateral securing the bonds payable

Regions/Allstate — Bonds	12,900,000	October 1, 2017	All real estate and improvements, fixed assets and inventory not pledged under a separate loan, patents and trademarks, pledged revenues, personal guarantee of Marjorie Brooks

IV.	Depository Banks

First Security Bank	PO Box 1009, 314 North Spring, Searcy, AR 72143

First State Bank	2002 Main, PO Box 105, Junction, TX 76849

Regions Bank	400 West Capitol, 7th Floor, Little Rock, AR 72201

Liberty Bank of Arkansas	PO Box 7514, Jonesboro, AR 72403